Exhibit 21

Significant Subsidiaries of Wal-Mart Stores, Inc.

The following list details certain of the subsidiaries of Wal-Mart Stores, Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are insignificant as defined by Item 601(b)(21) of Regulation S-K.

Subsidiary	Organized or Incorporated	Percent of Equity Securities Owned	Name Under Which Doing Business Other Than Subsidiary's
Wal-Mart Stores East, LP	Delaware, U.S.	100%	Walmart
Wal-Mart Stores Texas, LLC	Delaware, U.S.	100%	Walmart
Wal-Mart Property Company	Delaware, U.S.	100%	NA
Wal-Mart Real Estate Business Trust	Delaware, U.S.	100%	NA
Sam's West, Inc.	Delaware, U.S.	100%	Sam's Club
Sam's East, Inc.	Delaware, U.S.	100%	Sam's Club
Sam's Property Company	Delaware, U.S.	100%	NA
Sam's Real Estate Business Trust	Delaware, U.S.	100%	NA
ASDA Group Limited	England	100%	ASDA
Wal-Mart de Mexico, S.A.B. de C.V.	Mexico	70%	Walmex
Wal-Mart Canada Corp.	Canada	100%	Walmart
Wal-Mart Japan Holdings G.K.	Japan	100%	Seiyu
Walmart Chile S.A.	Chile	75%	Walmart Chile
Massmart Holdings Ltd	South Africa	52%	Massmart